Exhibit 11
                      DETECTION SYSTEMS, INC.
                 COMPUTATION OF EARNINGS PER SHARE
               (In thousands, except per share data)


  Three Months Ended September 30,        2000     1999
                                          ----     ----

  Net income                             $ 878   $1,501
                                         =====    =====
  Weighted average number of shares      6,342    6,348
                                         =====    =====
  Basic earnings per share               $0.14    $0.24
                                         =====    =====
  Shares attributable to deferred
   compensation plans and stock
   options and warrants                    404      490
                                          ====     ====
  Diluted earnings per share             $0.13    $0.22
                                          ====     ====



  Six Months Ended September 30,          2000     1999
                                          ----     ----

  Net income                            $1,556   $2,922
                                         =====    =====
  Weighted average number of shares      6,355    6,363
                                         =====    =====
  Basic earnings per share               $0.25    $0.46
                                         =====    =====
  Shares attributable to deferred
   compensation plans and stock
   options and warrants                    405      476
                                          ====     ====
  Diluted earnings per share             $0.23    $0.43
                                          ====     ====